                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT by and between NRG Energy, Inc., a Delaware corporation ("NRG"), and David H. Peterson (the "Executive"), ("Agreement") is dated as of the 28th day of June, 1995.

                                WITNESSETH THAT

         WHEREAS, The Board of Directors of NRG (the "Board") wishes to provide for the employment of the Executive, and the Executive wishes to serve NRG, in the capacities and on the terms and conditions set forth in this Agreement:

         NOW THEREFORE, it is hereby agreed as follows:

         1. Term. NRG shall employ the Executive, and the Executive shall serve NRG, on the terms and conditions set forth in this Agreement, for the five-year period, (the "Employment Period") commencing on June 28, 1995 (the "Effective Time") and ending June 27, 2000.

         2. Position and Duties.

            (a) During the term of this Agreement, Executive shall serve as the highest level executive officer of NRG, with such duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board of Directors of NRG. The Executive shall be a member of the Board on the first day of the Employment Period, and the Board shall propose the Executive for re-election to the Board throughout the Employment Period.

            (b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of NRG and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of NRG in accordance with this Agreement.

         3. Compensation.

            (a) Base Salary. The Executive's compensation during the
Employment Period shall be determined by the Board upon the recommendation of the Compensation Committee of the Board, subject to the next sentence and
Section 3 (b). During the Employment Period, the Execu-tive shall receive an annual base salary ("Annual Base Salary") of not less than his annual base salary from NRG as in effect immediately before the Effective Time. The Annual Base Salary shall be payable in accordance with NRG's regular payroll practice for its senior executives, as in effect from time to time. During the Employment Period, the Annual Base salary shall be reviewed for possible increase at least annually. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of NRG under this Agreement. The Annual Base Salary shall not be reduced after any such increase, and the term "Annual Base Salary" shall thereafter refer to the Annual Base Salary as so increased.

            (b) Other Compensation and Benefits.

                (i) Retirement and Welfare Benefits. NRG agrees that during the Employment Period it will provide Executive with retirement and welfare benefits that, in the aggregate, are no less favorable to him than those provided to any other officer of NRG. To the extent that Executive's benefits are provided by plans sponsored by Northern States Power Company ("NSP"), NRG agrees that Executive shall participate in such plans on terms and conditions no less favorable than those that apply to officers of NSP. To the extent that Executive's benefits are provided by plans sponsored by NRG, NRG agrees that Executive shall participate in such plans on terms and conditions no less favorable than those that apply to any other officer of NRG.

                (ii) Incentive Compensation. During the Employment Period, the Executive shall participate in short-term incentive compensation plans and long-term incentive compensation plans providing him with the opportunity to earn, on a year-by-year basis, greater short-term and long-term incentive compensation (the "Incentive Compensation") than any other NRG officer.

            (c) Additional Benefits.

                (i) Supplemental Retirement Benefits. During the Employment Period, the Executive shall participate in a supplemental executive retirement plan ("SERP") such that the aggregate value of the retirement benefits that he and his spouse will receive at the end of the Employment Period under all defined benefit plans of NRG, NSP and their affiliates (whether qualified or not) will be not less than the aggregate value of the benefits he would have received had he continued, through the end of the

         Employment Period to participate in the NSP Deferred Compensation Plan, the NSP Excess Benefit Plan, and the NSP Pension Plan; provided, that benefits under the SERP, shall also include the amount, if any, that the NSP Pension Plan's actuaries reasonably estimate is necessary to compensate Executive for the monthly defined benefit payments the Executive did not receive, but would have received during the term of this Agreement and prior to the date of his actual termination of employment if monthly benefit payments had commenced at the end of the month following the month in which the Executive first became eligible for Early Retirement under the NSP Pension Plan. In addition, the SERP shall offer the Executive the option to receive his benefits thereunder in a single lump sum payment using actuarial assumptions that the NSP Pension Plan's actuaries determine are reasonable in the aggregate; provided, that such lump sum payment option shall be subject to the consent of the Board in its sole discretion and must be requested by the Executive not less than twelve months prior to the Executive's termination of employment. Finally, if the Executive dies while employed, or deemed pursuant to paragraph (a) of section 5 to be employed by NRG, his surviving spouse (or, if, he has no surviving spouse, his estate) shall be entitled to receive a benefit equal in value to the difference between the pension benefit that the Executive would have received if he had retired (rather than died ) on the date of his death and received a lump sum pension benefit and the lump sum value of the pension payable in the absence of this provision; provided, that in the case where the Executive has no surviving spouse, the benefit pursuant to this sentence shall be paid in a lump sum; and provided, further, that in the case where the Executive has a surviving spouse, the benefit pursuant to this sentence shall be paid in the form of a single life annuity for her life unless she elects a single lump sum payment and the Board, in its sole discretion, consents to the lump sum payment. Notwithstanding anything in the preceding sentence to the contrary, if despite reasonable efforts NRG is unable to obtain insurance on the life of the Executive with a death benefit equal to the anticipated after-tax cost to NRG of the benefit described in the preceding sentence at an average annual premium cost of less than $7,000, then the value of such benefit payable to Executive's surviv-ing spouse or estate shall be reduced so that its after-tax cost to NRG does not exceed the amount of insurance on the life of the Executive that NRG could obtain at such cost.

                (ii) During the Employment Period, the Company shall provide the Executive with life insurance coverage (the "Life Insurance Coverage") providing a death benefit to such beneficiary or beneficiaries as the Executive may designate of not less than his Annual Base Salary. Following the Employment Period, the Company shall provide the Executive with a life insurance benefit at least equal to the benefit that would have been provided to the executive after termination of employment under the Northern States Power Company Officer Survivor Benefit Plan as in effect immediately before the Effective Time.

            (d) Fringe Benefits. During the Employment Period, the Executive shall be entitled to receive fringe benefits that are no less favorable to him than those provided to any other officer of NRG.

         4. Termination of Employment.

            (a) Death or disability. The Executive's employment shall terminate automatically upon the

Executive's death during the Employment Period. NRG shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment period. "Disability" means that (i) the Executive has been unable, for a period of 60 consecutive calendar days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by NRG or its insurers, and acceptable to the Executive or the Executive's legal representative, has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by NRG for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after such notice is given to the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

            (b) By the Company.

                (i) NRG may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" means:

                    A. the willful and continued failure of the Executive
              substantially to perform the Executive's duties under this

              Agreement, after the Board of NRG delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties;

                    B. the failure to achieve reasonable minimum performance
              goals established by the Board and consistent with NRG's then current long-term business plan; or

                    C. illegal conduct or gross misconduct by the Executive, in either case that is willful and results in material and demonstrable damage to the business of NRG.

No act or failure to act on the part of the Executive shall be considered "willful" if it is done, or omitted to be done, by the Executive due to circumstances beyond the Executive's control (which may include, but are not limited to, the Executive's physical or mental illness or injury).

                (ii) A termination of the Executive's employment for Cause shall be effected in accordance with the following procedures. NRG shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause. The "Special Board Meeting for Cause" means a meeting of the Board called and held specifically for the purpose of considering the Executive's termination for Cause, that takes place not less than ten and not more than twenty business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause by affirmative vote of a majority of the entire membership of the Board, excluding NRG employee directors, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, and that conduct constitutes Cause under this Agreement.

                (iii) A termination of the Executive's employment without Cause shall be effective when and if a resolution is duly adopted by the Board stating that the Executive is terminated without Cause.

            (c) Good Reason.

                (i) The Executive may terminate employment for Good Reason or without Good Reason. "Good Reason" means:

                    A. the assignment to the Executive of any duties
              inconsistent in any respect with paragraph (a) of Section 2 of this Agreement, or any other action by NRG that results in a diminution in the Executive's position, authority, duties or responsibilities, unless such action is remedied by NRG promptly after receipt of written notice thereof from the Executive;

                    B. any failure by NRG to comply with any provision of
              Section 3 of this Agreement, unless such action is remedied by NRG promptly after receipt of written notice thereof from the Executive;

                    C. any purported termination of the Executive's employment by NRG for a reason or in a manner not expressly permitted by this Agreement;

                    D. any failure by NRG to comply with paragraph (c) of
              Section 12 of this Agreement; or

                    E. any other substantial breach of this Agreement by NRG
              that is not remedied by NRG promptly after receipt of written notice thereof from the Executive.

                (ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving NRG written notice ("Notice of Termination for

         Good Reason") of the termination, setting forth in reasonable detail the specific conduct of NRG that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given).

                (iii) A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving NRG written notice of the termination.

            (d) No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination for Cause, a Notice of Termination without Cause or a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

            (e) Date of Termination. The "Date of Termination" means the date of the Executive's death, the

Disability Effective Date, the date on which the termination of the Executive's employment by JRG for Cause or without Cause or by the Executive for Good Reason is effective, or the date on which the Executive gives NRG notice of a termination of employment without Good Reason, as the case may be.

         5. Obligations of NRG upon Termination.

            (a) By NRG Other Than for Cause or Disability; By the Executive for Good Reason. If, during the Employment Period, NRG terminates the Executive's employment, other than for Cause or Disability, or the Executive terminates employment for Good Reason, NRG shall continue to provide the Executive with the compensation and benefits set forth in Section 3 as if he had remained employed by NRG pursuant to this Agreement through the end of the Employment Period and then retired (at which time he will be treated as eligible for all retiree welfare benefits and other benefits provided to retired senior executives, as set forth in Section 3(b) and (c)); provided, that the Incentive Compensation for such period shall be equal to the greater of the target Incentive Compensation that the Executive would have been eligible to earn for such period or the Incentive Compensation awarded for the last complete incentive plan year ending prior to Executive's Termination of Employment; provided, further, that in lieu of stock-based or equity-based awards, the Executive shall be paid cash equal to the fair market value at the time of grant, if any, (determined without regard to any restrictions) of the awards that would otherwise have been granted; and provided, finally, that during any period when the Executive is eligible to receive welfare benefits of the type described in paragraph (b) (i) of Section 3 under another employer-provided plan, the welfare benefits provided by NRG under this paragraph (a) of Section 5 may be made secondary to those provided under such other plan. The payments and benefits provided pursuant to this paragraph (a) of Section 5 are intended as liquidated damages for a termination of the Executive's employment by NRG other than for Cause or Disability or for the actions of NRG leading to a termination of the Executive's employment by the Executive for Good Reason, and shall be the sole and exclusive remedy therefor.

            (b) Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, NRG shall pay to the Executive or, in the case of the Executive's death, to the Executive's designated beneficiaries (or, if there is no such beneficiary, to the Executive's estate or legal representative), in a lump sum in cash within 30 days after the Date of Termination, the sum of the following amounts (the "Accrued Obligations"):
(1) any portion of the Executive's Annual Base Salary through the Date of Termination that has not yet been paid; (2) an amount representing the Incentive Compensation for the period that includes the Date of Termination, computed by assuming that the amount of all such incentive Compensation would be the same as the amount of such Incentive Compensation for the latest corresponding period ending before the Date of Termination, and multiplying that amount by a fraction, the numerator of which is the number of days in such period through the Date of Termination, and the denominator of which is the total number of days in the relevant period, (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not yet been paid; and (4) any accrued but unpaid Incentive Compensation and vacation pay; and NRG shall have no further obligations under this Agreement, except as specified in Section 6 below.

            (c) By NRG for Cause; By the Executive Other than for Good Reason. If the Executive's employment is terminated by NRG for Cause during the Employment Period, NRG shall pay the Executive the Annual Base Salary through the Date of Termination and the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), in each case to the extent not yet paid, and NRG shall have no further obligations under this Agreement, except as specified in Section 6 below. If the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, NRG shall pay the Accrued Obligations to the Executive in a lump sum in cash within 30 days of the Date of Termination, and NRG shall have no further obligations under this Agreement, except as specified in Section 6 below.

         6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by NRG or any of its affiliated companies for which the Executive may qualify, nor, subject to paragraph (f) of Section 11, shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with NRG or any of its affiliated companies; provided, however, that Executive waives any rights he has or may hereafter acquire to participate in or to receive benefits under the NSP Severance Plan, or any other severance plan, policy or arrangement that is generally applicable to senior executives of NRG or NSP to the extent those rights are based on his employment under this agreement or any prior employment. Vested benefits and other amounts that the Executive is otherwise entitled to receive under the Incentive Compensation, the Life Insurance Coverage, or any other plan, policy, practice or program of, or any contract or agreement with, NRG or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

         7. Full Settlement. NRG's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that NRG may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in paragraph (a) of Section 5 with respect to benefits described in paragraph (b) (i) of Section 3, such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

         8. Noncompetition Agreement. During the period of the Executive's employment by NRG and until the later of (i) one year after the Executive's Date of Termination or (ii) in the event Section 5(a) applies, the end of the Employment Period, Executive agrees that he will not, directly or indirectly own, manage, operate, join, work for, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business (whether in corporate, proprietorship, or partnership form or otherwise) as a more than 10% owner in such business, or member of a group controlling such business where such business is engaged in any activity which competes with the business of NRG as conducted on the Date of Termination of Executive's employment from NRG or which will compete with any proposed business activity of NRG in the planning stage on such Date of Termination. During the period of the Executive's employment by NRG and until the later of
(i) two years after the Executive's Date of Termination or (ii) in the event
Section 5(a)
applies, the end of the Employment Period, Executive agrees that he will not, for his own benefit or for any other person, corporation or other entity (other than NRG and its subsidiaries or affiliates) call on or solicit any customers of NRG or any of its subsidiaries or affiliates for any business purpose that competes with the business of NRG as conducted on the Date of Termination of Executive's employment from NRG or which will compete with any proposed business activity of NRG in the planning stage on such Date of Termination. Executive acknowledges and agrees that the remedy at law for any breach of this
Section 8 will be inadequate and that NRG, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this covenant not to compete should ever be judicially determined to exceed the limitation permitted by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

         9. Confidential Information.

            (a) "Confidential Information" as used in this Section means information that is not generally known and that is proprietary to NRG or that NRG is obligated to treat as proprietary. This information includes, without limitation:

                (i) trade secret information about NRG, its strategies and its products;

                (ii) information concerning NRG's business, as NRG has conducted it or as it may be conducted in the future; and

                (iii) information concerning any of NRG's past, current, or possible future products or services, including (without limitation) information about NRG's research, development, accounting, marketing, selling or leasing.

Any information that the Executive reasonably considers Confidential Information, or that NRG treats as Confidential Information, will be presumed to be Confidential Information (whether the Executive or others originated it and regardless of how he obtained it).

            (b) Except as required in his duties with NRG, during the period of his employment by NRG and until the later of (i) two years after his Date of Termination or (ii) in the event Section 5(a) applies, the end of the Employment Period, the Executive will not use or disclose Confidential Information to any person not authorized by NRG to receive it. When the Executive's employment with

NRG ends, he will promptly turn over to NRG all records and any compositions, articles, devices, apparatus and other items that disclose, describe or embody Confidential Information, including all copies, reproductions and specimens of Confidential Information in his possession, regardless of who prepared them.

            (c) Notwithstanding anything in this Agreement to the contrary, Executive's obligations under Sections 8 and 9 of this agreement shall not be limited by the term of this Agreement and shall continue in full force following the expiration of the term of this Agreement or its earlier termination, as described in those sections.

         10. Successors.

            (a) This Agreement is personal to the Executive and, without the prior written consent of NRG, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon NRG and its successors and assigns.

            (c) NRG shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of NRG expressly to assume and agree to perform this Agreement in the same manner and to the same extent that NRG would have been required to perform it if no such succession had taken place. As used in this Agreement, "NRG" shall mean both NRG as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

         11. Miscellaneous.

            (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage pre-paid, addressed as follows:

If to the Executive:

         David H. Peterson
         10720 Mississippi Boulevard NW
         Coon Rapids, MN 55433

If to NRG:

         NRG Energy, Inc.
         1221 Nicollet Mall, Suite 700
         Minneapolis, MN 55403
         Attention: General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 11. Notices and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

            (d) Notwithstanding any other provision of this Agreement, NRG may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

            (e) The Executive's or NRG's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 4 of this agreement) shall not be deemed to be a waiver of such provision or right or of any other provisions of or right under this agreement.

            (f) The Executive and NRG acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof.

            (g) The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

            (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, NRG has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                                            /s/DAVID PETERSON
                                          ---------------------
                                             David Peterson


                                       NRG Energy, Inc.

                                       By /s/D.D. ANTONY
                                         ---------------

                                       26